Exhibit 4.13

EXECUTION COPY

AMENDMENT TO 12% SUBORDINATED NOTE DUE 2015 AND WARRANT TO

PURCHASE SHARES OF COMMON STOCK

This AMENDMENT TO 12% SUBORDINATED NOTE AND WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Amendment”) is by and between DAYBREAK OIL AND GAS, INC., a Washington corporation with its chief executive offices located at 601 W. Main Ave., Suite 1017, Spokane, Washington 99201 (the “Company”), and the undersigned (together with any successors or assigns, the “Holder”).

W I T N E S S E T H:

WHEREAS, pursuant to a 2010 private placement (the “Private Placement”), the Company issued to the Holder (a) a 12% Subordinated Note due 2015 (the “Note”) and (b) a Warrant to Purchase Shares of Common Stock giving the Holder the right to purchase a number of shares of the Company’s common stock at an exercise price of $0.14 per share on the terms set forth therein (the “Warrant”).

WHEREAS, the current maturity date of the Note and the current expiration date of the Warrant is on or about January 29, 2015.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to offer to extend the maturity date of the Note and the expiration date of the Warrant to January 29, 2017, and the Holder desires to agree to such extensions, on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the agreements herein set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Amendment to Note.  The Note is hereby amended to amend the definition of Maturity Date (as defined in the Note) set forth in the Note to mean January 29, 2017.  Further, all references in the Note to January 29, 2015 shall hereafter be deemed references to January 29, 2017.

2.

Waiver.  The Holder acknowledges that, in the Private Placement, the Company also issued 12% subordinated notes due 2015 to other holders on identical terms as the Note, and the terms of the Note and such other notes, in the twelfth paragraph, provide that no cash payments will be made under any of the notes unless a pro rata cash payment is simultaneously made under all the notes (the “Payment Provision”).  However, such other holders may or may not (in their sole discretion) agree to an extension of the maturity date of their notes and those holders who do not agree to such extension will have their notes repaid in full on January 29, 2015.  Therefore, the Holder hereby waives the application of the Payment Provision of the Note, solely with respect to any repayments made by the Company on the original maturity date to other holders who do not agree to a maturity date extension.

3.

Amendment to Warrant. The Warrant is hereby amended to amend the definition of Expiration Date (as defined in the Warrant) set forth in the Note to mean January 29, 2017.

4.

Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Note and the Warrant are and shall remain in full force and effect and are hereby ratified and confirmed by the Holder. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Warrant or the Note or for any purpose except as expressly set forth herein.

5.

Successors.  All the covenants and provisions of this Amendment by or for the benefit of the Company and the Subscriber inure to the benefit of their respective successors and assigns hereunder.

6.

Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Washington with respect to contracts made and to be wholly performed in said State and for all purposes shall be construed in accordance with the laws of said State without regard to the principles of conflicts of law thereof that would defer to the substantive laws of another jurisdiction.

7.

Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

8.

Effective Date.  This Amendment shall become effective upon the date on which the Company shall have received a copy, duly executed and delivered by the Holder, which shall be the date of the Company’s execution on the signature page hereto; provided, that this Amendment shall have no force or effect if the Company does not receive a copy duly executed and delivered by the Holder prior to January 29, 2015.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, to be effective as of the Effective Date set forth below.

COMPANY:

DAYBREAK OIL AND GAS, INC., a Washington corporation

By:
Name: James F. Westmoreland
Title: President and Chief Executive Officer

Effective Date:

HOLDER:

If an Entity:

Entity Name:

Signature:
Name:
Title:

If an Individual:

Signature:
Name:

Date:

Address: